ILLUMINA, INC.
AMENDED AND RESTATED 2015 STOCK AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT FOR EMPLOYEES

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) made as of this _____ day of _______________, 20___ , between Illumina, Inc., a Delaware corporation (the “Company”), and ____________________ (the “Participant”), is made pursuant to the terms of the Company’s Amended and Restated 2015 Stock and Incentive Plan (the “Plan”).
Section 1. Definitions. Capitalized terms used in this Agreement, including the appendices attached hereto, but not defined shall have the meanings set forth in the Plan.
Section 2. Restricted Stock Unit Award. The Company hereby confirms the grant to the Participant of an award (the “Award”) of Restricted Stock Units (the “RSUs”). The RSUs are notional, non-voting units of measurement based on the Fair Market Value of the Common Stock, which will entitle the Participant to receive a payment, subject to the terms of the Plan and this Agreement (including, if applicable, the appendices attached hereto) in Common Stock on or as soon as practicable after the applicable Vesting Date (as defined below) but in no event later than thirty (30) days after the applicable Vesting Date.
The number of RSUs subject to this Award and the effective date of such grant are as follows:

Number of RSUs Granted:	______________
Date of Grant:	______________
Grant Number:	______________
Section 3. Vesting Requirements. A percentage of the Award will vest, if not previously forfeited, in the amounts and on the respective dates as set forth below, subject to the Participant’s continued employment with the Company or any of its Subsidiaries through such respective vesting dates (the “Vesting Dates”).

Vesting Dates	Shares Vesting on Such Date
[•]	[•]

Section 4. Termination of Employment.
(a)General. [Except as otherwise provided in Section 4(b),] in the event of the termination of the Participant’s employment with the Company or any of its Subsidiaries for any reason, any unvested portion of any Award shall be immediately forfeited and automatically cancelled without further action of the Company. No Shares shall be issued or issuable with respect to any portion of the Award that terminates unvested and is forfeited.
(b)[Corporate Transactions. In the event that, during the 24-month period following a Corporate Transaction, the Participant’s employment is terminated by the Company (or other employer) for any reason other than death, disability or Cause, any RSUs that are unvested as of immediately prior to the date of the Corporate Transaction shall immediately vest in full at such time. For the purpose of this Section 4(b), “Cause” shall mean a termination of Participant’s employment in the event of (A) the Participant’s repeated failure or refusal to materially perform the Participant’s duties to the Company (other than by reason of temporary illness or other excused absence), as such duties existed immediately prior to the Corporate Transaction, (B) the Participant’s criminal conviction or a plea of nolo contendere with respect to a crime constituting a felony or crime of moral turpitude, or (C) the Participant’s engagement in an act of malfeasance, fraud, or dishonesty in connection with the Company that materially damages the business or reputation of the Company.]1
Section 5. Payment of RSUs.
(a) General. Payment in respect of the RSUs hereunder shall be made in Common Stock, on or as soon as practicable after the respective Vesting Date, but in no event later than thirty (30) days after the applicable Vesting Date. The number of Shares to be distributed in respect of the RSUs will be determined in accordance with the terms of this Agreement, including, if applicable, the appendices attached hereto, and the Plan. [However, in the event the 2023 Share Reserve Increase is not approved by stockholders prior to a Vesting Date, the RSUs hereunder shall be settled in the form of a cash payment equal to the number of RSUs that vest on a Vesting Date, multiplied by the Fair Market Value of a Share on the Vesting Date.]2
1 This provision to be deleted for Executives party to change in control agreements. For those Executives, the change in control agreement will govern.
2 This provision to be deleted for those participants being granted shares from the existing, shareholder approved pool.

(b) Withholding. The Participant hereby authorizes the Company to satisfy the obligations with regard to all income or withholding taxes (including federal, state and local tax) (the “Tax-Related Items”) by withholding otherwise deliverable Shares with respect to RSUs, provided, however, that (i) the Company shall only withhold the amount of Shares necessary to satisfy the withholding amount or such other amount determined by the Company and (ii) no fraction of a Share shall be withheld to satisfy such Tax-Related Items. Subject to the provisions of this Section 5(b), the Participant will be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award. If Shares are withheld pursuant to the foregoing provisions of this Section 5(b), then the amount of the Tax-Related Items equal to the value of a fraction of a Share shall be satisfied either by (i) the Participant through a payment to the Company by way of cash, check or other cash equivalent acceptable to the Company equal in value to such fraction of a Share, or (ii) express authorization from the Participant to the Company to deduct such amount equal to such value from any amount then or thereafter payable by the Company to the Participant. Notwithstanding the foregoing, the Committee may, in its sole discretion and without any further authorization by the Participant, elect to satisfy the obligations with regard to the Tax Related Items by requiring that the Participant pay in whole or in part, by way of cash, check or other cash equivalent acceptable to the Company any amount of the Tax Related Items. If the Participant shall fail to advance any payment under this Section 5(b) after a request by the Company, the Company is hereby expressly authorized by the Participant to deduct, in the Company’s discretion, any required payment for the Tax-Related Items from any amount then or thereafter payable by the Company to the Participant.
Section 6. Restrictions on Transfer. No portion of the Award may be sold, assigned, transferred, encumbered, hypothecated or pledged in any way by the Participant, other than to the Company as a result of forfeiture of the Award as provided herein, unless and until the payment of the RSUs in accordance with Section 5(a) hereof.
Section 7. Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the Common Stock payable hereunder, including without limitation any right to vote such Common Stock or to receive dividends or other distributions in respect thereof, until the date of the issuance to the Participant of a share certificate evidencing such Common Stock by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.
Section 8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
Section 9. Entire Agreement. The Plan and this Agreement, including the appendices attached hereto, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
Section 10. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 11. Electronic Delivery and Participation. The Company has complete discretion to deliver by electronic means any documents related to current or future RSUs that may be granted under the Plan and to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 12. Non-U.S. Employees. Notwithstanding any provisions in this Agreement or the Plan, if the Participant resides in country outside the United States or is otherwise subject to the law of country other than the United States, the RSU grant shall be subject to the additional terms and conditions set forth in Appendix A to this Agreement and to any special terms and conditions set forth in Appendix B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendices A and B constitute part of this Agreement.
In addition, the Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 13. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

Section 14. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Section 15. Governing Law. This Agreement and the Award hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, excluding the choice of law rules thereof. For purposes of litigating any dispute that arises directly or indirectly under the Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Award is made and/or to be performed.
Section 16. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and the Participant’s country which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to the Shares (i.e., RSUs) or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by Applicable Laws). Further, local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before he or she possessed inside information. The Participant could be prohibited from (i) disclosing inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Note that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.

By clicking on the “ACCEPT” box where indicated in the Company’s electronic acceptance procedure, or by otherwise electronically accepting this Agreement, the Participant and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement, including, if applicable, the appendices attached hereto. The Participant has reviewed the Plan and this Agreement, including, if applicable, the appendices attached hereto, in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement. The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement, including, if applicable, the appendices attached hereto.